Exhibit 99.1

Contacts:

Patty Kehe

Dynasil Corp of America

Phone: 617.668.6855

pkehe@dynasil.com

Dennis Abbott

Director, Global Business Development

Cook Biotech Inc.

1425 Innovation Place

West Lafayette, IN 47906

Phone: 765.807.1925

abbott@CookBiotech.com

Dynasil Corporation and Cook Biotech Inc. Join Together to Advance

Xcede Technologies Patch through First in Human Trials

Rochester, Minn., Nov 18, 2016 – Dynasil Corporation of America (NASDAQ: DYSL) today announced that it has made a commitment for a further $1.2 million investment in subsidiary Xcede Technologies, Inc. This investment comes alongside a commitment from Cook Biotech Inc. (CBI) of West Lafayette, Ind., to manage the Xcede Patch first-in-human clinical study on behalf of Xcede in exchange for secured loan considerations of up to $1.5 million. In addition, Peter Sulick, Dynasil Chairman and CEO, and members of his family made an additional investment of $450,000. It is anticipated this $3.15 million funding will be sufficient for Xcede to complete first-in-human clinical trials and related preclinical tests. The preclinical studies are anticipated to begin in 2016 and the trial in 2017.

The Xcede Patch is intended to be used during surgical procedures to stop bleeding (hemostasis). Preclinical testing to date indicates this product promotes hemostasis within 60 seconds, a time that is faster than currently approved hemostatic patches, which take approximately three minutes to stop bleeding. Worldwide, the topical hemostatic market is estimated to be in excess of $1 billion in revenue. In addition, Xcede believes that the ease of use and potential price point for this product will be compelling reasons for practitioners to adopt the patch once it is approved for use as part of their regular surgical practices. Because the patch promotes hemostasis quickly, it is also under development for severe, traumatic bleeding as a follow-on indication for use.

Xcede Technologies, a subsidiary of Dynasil Corporation of America (“DCA”), is based in Rochester, MN and Seattle, WA and began operations in October 2013 following a technology transfer from Dynasil Biomedical, a subsidiary of DCA. Xcede is committed to the development and manufacture of innovative hemostatic and sealant products to control bleeding in surgical applications based on its innovative adhesive technology. The Xcede Patch is expected to be the first of these ground breaking products. Following this latest round of financing, Dynasil will own approximately 54% of Xcede.

“We are excited to announce this investment in Xcede, which underpins our continued commitment to this technology,” said Peter Sulick, CEO of DYSL. “Those of you following the company closely know that this has been a lengthy and complicated process. We are very thankful for the ongoing support of our development partner, Cook Biotech Inc. CBI has agreed to provide yet another level of support for this extraordinary product, one component of which is CBI’s core technology. Once in commercial production, we believe the product will greatly improve operation room efficiencies and patient outcomes.” Linda Zuckerman, PhD, Xcede president and CEO concurs. “Dynasil’s investment combined with Cook’s extensive experience in medical device development and clinical trial execution will continue to move the Xcede Patch forward towards licensure. We are on a timeline to get the product in the marketplace within the next several years.”

Umesh Patel, PhD, Vice President & General Manager of CBI, states, “Cook's extracellular matrix technology combined with Xcede's adhesive technology provides an excellent foundation for Xcede’s first product. We look forward to helping move this technology into the clinical phase of development.”

Conference Call Information

Dynasil will host a conference call for investors and analysts at 2:00 p.m. on Monday, November 21, 2016. The call will be hosted by Peter Sulick, Dynasil’s Chairman, CEO and President and Linda Zuckerman, PhD, Xcede’s CEO and President. Those who wish to listen to the conference call can go to the event page at or visit the Investor Information section of the Company’s website at www.dynasil.com. The call also may be accessed by dialing (888) 346-2613 or (412) 902-4252. For interested individuals unable to join the live conference call, a webcast replay will be available on the Company’s website for one year.

About Dynasil

Dynasil Corporation of America (NASDAQ: DYSL) develops and manufactures detection and analysis technology, precision instruments and optical components for the homeland security, medical and industrial markets. Combining world-class technology with expertise in research and materials science, Dynasil is commercializing products including dual-mode radiation detection solutions for Homeland Security and commercial applications, probes for medical imaging and sensors for non-destructive testing. Dynasil has an impressive and growing portfolio of issued and pending U.S. patents. The Company is based in Watertown, Massachusetts, with additional operations in Mass., Minn., NY, NJ and the United Kingdom. More information about the Company is available at www.dynasil.com.

Forward Looking Statements

This news release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements regarding future events and our future results are based on current expectations, estimates, forecasts, and projections and the beliefs and assumptions of our management, including, without limitation, our expectations regarding results of operations, the commercialization of our technology, in particular the Xcede patch, the success of efforts to fund Xcede, positive outcomes of our pre-clinical and planned clinical trials, regulatory approvals and the strength of our intellectual property portfolio.  These forward-looking statements may be identified by the use of words such as “plans”, “intends,” “may,” “could,” “expect,” “estimate,” “anticipate,” “continue” or similar terms, though not all forward-looking statements contain such words.  The actual results of the future events described in such forward looking statements could differ materially from those stated in such forward looking statements due to a number of important factors. These factors that could cause actual results to differ from those anticipated or predicted include, without limitation, our ability to develop and commercialize the Xcede patch, including obtaining regulatory approvals, the size and growth of the potential markets for our products and our ability to serve those markets, the rate and degree of market acceptance of any of our products, general economic conditions, costs and availability of raw materials and management information systems, our ability to obtain and maintain intellectual property protection for our products, competition, the loss of key management and technical personnel, our ability to obtain timely payment of our invoices to governmental customers, litigation, the effect of governmental regulatory developments, the availability of financing sources, our ability to identify and execute on acquisition opportunities and integrate such acquisitions into our business, and seasonality, as well as the uncertainties set forth in Dynasil Corporation of America’s Annual Report on Form 10 K, as filed on December 17, 2015 and from time to time in the Company's other filings with the Securities and Exchange Commission. Dynasil Corporation of America disclaims any intention or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Dynasil Corporation of America disclaims any intention or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.